Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors,
DRS Technologies, Inc.

We consent to the use of our report dated February 16, 2005, relating to the combined financial statements of Night Vision Equipment Company, Inc. and Excalibur Electro Optics, Inc. (the "Affiliate") as of and for the year ended December 31, 2003, which appears in the Current Report on Form 8-K/A of DRS Technologies, Inc. filed on February 25, 2005, incorporated herein by reference and to the reference to our firm under the heading "Experts" in this prospectus.

/s/ Buckno Lisicky & Company Allentown, Pennsylvania April 7, 2005